UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2019

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36728	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01               Entry into a Material Definitive Agreement.

Background

As previously disclosed, in connection with and as required by that certain Master Purchase and Sale Agreement, dated as of January 21, 2017, as amended, by and among ADMA Biologics, Inc., a Delaware corporation (the “Company”), ADMA BioManufacturing, LLC, a wholly-owned subsidiary of the Company (“ADMA BioManufacturing”), Biotest Pharmaceuticals Corporation (“BPC”), Biotest AG and Biotest US Corporation (the “Master Purchase Agreement”), on June 6, 2017, BPC, the Company and ADMA Bio Centers Georgia Inc., a wholly-owned subsidiary of the Company (“ADMA Bio Centers” and, together with the Company, “ADMA”), entered into that certain Purchase Agreement (the “Bio Centers Agreement”) for the acquisition of two of the Company’s bio centers. On January 1, 2019 (the “Closing Date”), pursuant to the terms of the Bio Centers Agreement, and as part of the purchase price to acquire certain assets of the Biotest Therapy Business Unit (the “BTBU”), which includes two U.S. Food and Drug Administration (FDA)-licensed products, Nabi-HB® and BIVIGAM®, and the Company’s plasma fractionation manufacturing facility located in Boca Raton, Florida (the “BTBU Purchase Price”), ADMA transferred to BPC its two FDA- licensed source plasma collection facilities located at (i) 6290 Jimmy Carter Boulevard, Suites 206-208 and 210, Norcross, Georgia 30071 and (ii) 3000 Windy Hill Road SE, Suites 212 and 220, Marietta, Georgia 30067 ((i) and (ii) together, the “Transferred Centers”) (the “Disposition”).

Transition Services Agreement

On the Closing Date, in connection with and as required by the Bio Centers Agreement, ADMA and BPC entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which ADMA agreed to provide transition services to BPC, including services related to plasma operations, finance, human resources, contracts, regulatory, information technology, quality systems and record retention (the “Services”), for a period of up to six (6) months after the Closing Date, subject to earlier termination or extension pursuant to the terms therein. In exchange for the Services, BPC shall pay ADMA based on an hourly billable rate which varies in amount depending on the ADMA staff member providing the Services. The Transition Services Agreement contains mutual confidentiality and indemnification provisions customary for an agreement of this nature.

The description of the Transition Services Agreement Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Services Agreement, a copy of which will be filed with the Company’s next Annual Report on Form 10-K.

Fifth Amendment to Plasma Purchase Agreement

On the Closing Date, in connection with and as required by the Bio Centers Agreement, the Company and Grifols Worldwide Operations Limited (“Grifols”), as the successor-in-interest to BPC, entered into the Fifth Amendment to Plasma Purchase Agreement (the “Fifth Amendment”). The Plasma Purchase Agreement, as amended, was initially entered into between BPC and the Company effective as of November 17, 2011 and relates to the Company’s purchase of source plasma containing antibodies to respiratory syncytial virus (“RSV Plasma”). Pursuant to the Fifth Amendment, for a period of three (3) years from the Closing Date, the Company and ADMA BioManufacturing may purchase RSV Plasma from Grifols from the Transferred Centers at a price equal to cost plus five percent (5%) (without any additional increase due to inflation).

The description of the Fifth Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed hereto as Exhibit 10.1.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On the Closing Date, and as described in Item 1.01 above, ADMA completed the Disposition to BPC as part of the BTBU Purchase Price. At the effective time of the Disposition (the “Effective Time”), BPC acquired, among other things, all assignable right, title and interest of ADMA in the leases pertaining to the Transferred Centers, as well as all assets located at and exclusively used in the operation of the Transferred Centers as of the Closing Date, all unresolved claims of ADMA, as well as contracts, licenses, permits, records, databases, tax refunds or credits, goodwill and other tangible assets, in each case exclusively related to or attributable to the Transferred Centers. Additionally, at the Effective Time, BPC assumed certain liabilities of ADMA related to the Transferred Centers arising from and after the Closing Date, including, but not limited to the liabilities under ADMA’s leases for the Transferred Centers which were assigned to BPC, as further described in the Bio Centers Agreement.

The description of the Disposition set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Bio Centers Agreement, a copy of which was filed by the Company as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2017, and is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Fifth Amendment to Plasma Purchase Agreement, effective as of January 1, 2019, by and between ADMA Biologics, Inc. and Grifols Worldwide Operations Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 2, 2019	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Executive Vice President and Chief Financial Officer